New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$154,033
Class B	$4,395
Class C	$7,212
Class F	$13,528
Total	$179,168
Class 529-A	$3,496
Class 529-B	$281
Class 529-C	$577
Class 529-E	$172
Class 529-F	$157
Class R-1	$158
Class R-2	$1,610
Class R-3	$1,794
Class R-4	$892
Class R-5	$7,760
Total	$16,897

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9140
Class B	$0.6004
Class C	$0.5995
Class F	$0.9146
Class 529-A	$0.9119
Class 529-B	$0.5720
Class 529-C	$0.5947
Class 529-E	$0.7861
Class 529-F	$0.9642
Class R-1	$0.6540
Class R-2	$0.6374
Class R-3	$0.7834
Class R-4	$0.9233
Class R-5	$1.0153

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	192,644
Class B	8,423
Class C	14,210
Class F	17,172
Total	232,499
Class 529-A	4,734
Class 529-B	579
Class 529-C	1,181
Class 529-E	267
Class 529-F	201
Class R-1	316
Class R-2	3,196
Class R-3	2,919
Class R-4	1,241
Class R-5	9,030
Total	23,664

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.57
Class B	$51.63
Class C	$51.12
Class F	$52.28
Class 529-A	$52.33
Class 529-B	$51.42
Class 529-C	$51.41
Class 529-E	$52.02
Class 529-F	$52.34
Class R-1	$51.36
Class R-2	$51.40
Class R-3	$52.14
Class R-4	$52.52
Class R-5	$52.73